                                                                    Exhibit 99.1






                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
          (a wholly-owned subsidiary of Ambac Financial Group, Inc.)





                       Consolidated Financial Statements



                          December 31, 2000 and 1999

                         Independent Auditors' Report

The Board of Directors
Ambac Assurance Corporation:

     We have audited the accompanying consolidated balance sheets of Ambac Assurance Corporation and subsidiaries (a wholly owned subsidiary of Ambac Financial Group, Inc.) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of Ambac Assurance Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Assurance Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



/s/ KPMG LLP
KPMG LLP
New York, New York
January 22, 2001

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                          Consolidated Balance Sheets
                          December 31, 2000 and 1999
                   (Dollars in Thousands Except Share Data)


                                                                                          2000                1999
                                                                                      ------------        ------------
ASSETS
Investments:
   Fixed income securities, at fair value
       (amortized cost of $3,969,932 in 2000 and $3,657,146 in 1999).............     $  4,098,511        $  3,515,969
   Short-term investments, at cost (approximates fair value).....................          218,505             207,121
   Other.........................................................................              715                  --
                                                                                      ------------        ------------
       Total investments.........................................................        4,317,731           3,723,090
Cash.............................................................................           11,893               6,531
Cash pledged as collateral.......................................................           11,705                  --
Securities purchased under agreements to resell..................................           25,016                  --
Receivable for securities sold...................................................            1,215              18,011
Investment income due and accrued................................................           67,132              61,147
Deferred acquisition costs.......................................................          153,424             135,324
Reinsurance recoverable..........................................................            1,091                 500
Prepaid reinsurance..............................................................          242,604             217,977
Other assets.....................................................................          230,908             219,231
                                                                                      ------------        ------------
       Total assets..............................................................     $  5,062,719        $  4,381,811
                                                                                      ============        ============
                         LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
   Unearned premiums.............................................................     $  1,556,250        $  1,441,679
   Losses and loss adjustment expense reserve....................................          132,445             121,475
   Ceded reinsurance balances payable............................................           10,892              15,028
   Deferred income taxes.........................................................          146,839              27,860
   Current income taxes..........................................................           31,308              33,782
   Payable for securities purchased..............................................            3,935              93,149
   Other liabilities.............................................................          255,308             233,127
                                                                                      ------------        ------------
       Total liabilities.........................................................        2,136,977           1,966,100
                                                                                      ------------        ------------
Stockholder's equity:
   Preferred stock, par value $1,000 per share; authorized
       shares -- 285,000; issued and outstanding shares -- none..................               --                  --
   Common stock, par value $2.50 per share; authorized shares
       -- 40,000,000; issued and outstanding shares -- 32,800,000
       at December 31, 2000 and December 31, 1999................................           82,000              82,000
   Additional paid-in capital....................................................          760,006             751,522
   Accumulated other comprehensive income (loss).................................           81,616             (92,049)
   Retained earnings.............................................................        2,002,120           1,674,238
                                                                                      ------------        ------------

       Total stockholder's equity................................................        2,925,742           2,415,711
                                                                                      ------------        ------------
       Total liabilities and stockholder's equity................................     $  5,062,719        $  4,381,811
                                                                                      ============        ============

         See accompanying Notes to Consolidated Financial Statements.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                     Consolidated Statements Of Operations
                            (Dollars in Thousands)


                                                                                      Years Ended December 31,
                                                                        -------------------------------------------------
                                                                             2000             1999              1998
                                                                        -------------     -------------     -------------
Revenues:
  Gross premiums written............................................    $     485,685     $     449,786     $     366,791
  Ceded premiums written............................................          (80,789)          (61,845)          (49,563)
                                                                        -------------     -------------     -------------
     Net premiums written...........................................    $     404,896     $     387,941     $     317,228
                                                                        =============     =============     =============
  Net premiums earned...............................................    $     314,507     $     267,356     $     215,023
  Net fees earned and other income..................................           40,902            21,907            25,399
  Net investment income.............................................          241,908           209,686           186,259
  Net realized gains (losses).......................................              681            (5,675)          (12,346)
                                                                        -------------     -------------     -------------
     Total revenues.................................................          597,998           493,274           414,335
                                                                        -------------     -------------     -------------
Expenses:
  Losses and loss adjustment expenses...............................           15,000            11,000             6,000
  Underwriting and operating expenses...............................           63,153            54,930            51,000
  Interest expense..................................................            4,027             3,055             3,039
                                                                        -------------     -------------     -------------
     Total expenses.................................................           82,180            68,985            60,039
                                                                        -------------     -------------     -------------
     Income before income taxes.....................................          515,818           424,289           354,296
                                                                        -------------     -------------     -------------
Income tax expense:
  Current taxes.....................................................          103,812            95,552            71,395
  Deferred taxes....................................................           24,324             7,172             9,550
                                                                        -------------     -------------     -------------
     Total income taxes.............................................          128,136           102,724            80,945
                                                                        -------------     -------------     -------------
     Net income.....................................................    $     387,682     $     321,565     $     273,351
                                                                        =============     =============     =============

         See accompanying Notes to Consolidated Financial Statements.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Stockholder's Equity
                            (dollars in Thousands)


                                                                 Years Ended December 31,
                                    ---------------------------------------------------------------------------------
                                               2000                        1999                        1998
                                    ---------------------------------------------------------------------------------
Retained Earnings:
 Balance at January 1               $   1,674,238               $   1,404,673               $   1,179,322
 Net income                               387,682  $  387,682         321,565  $  321,565         273,351   $ 273,351
                                                   ----------                  ----------                   ---------
 Dividends declared -
   common stock                           (59,800)                    (52,000)                    (48,000)
                                    -------------               -------------               -------------
 Balance at December 31             $   2,002,120               $   1,674,238               $   1,404,673
                                    -------------               -------------               -------------
Accumulated Other
   Comprehensive Income (Loss):

  Balance at January 1             ($      92,049)              $     138,651               $     118,119
  Unrealized gains (losses) on
    securities, $269,460,
    ($353,935), and $31,278,
    pre-tax, in 2000, 1999
    and 1998, respectively) (1)                       175,149                    (230,058)                     20,331
  Foreign currency (loss) gain                         (1,484)                       (642)                        201
                                                   ----------                  ----------                   ---------
  Other comprehensive income (loss)       173,665     173,665        (230,700)   (230,700)         20,532      20,532
                                    -------------------------   -------------------------   -------------------------
  Total comprehensive income                       $  561,347                  $   90,865                   $ 293,883
                                                   ==========                  ==========                   =========

  Balance at December 31            $      81,616              ($      92,049)              $     138,651
                                    -------------               -------------               -------------

Common Stock:

  Balance at January 1 and
    December 31                     $      82,000               $      82,000               $      82,000
                                    -------------               -------------               -------------
Additional Paid-in Capital:

  Balance at January 1              $     751,522               $     541,021               $     521,153
  Capital contribution                         --                     209,012                       9,000
  Exercise of stock options                 8,484                       1,489                      10,868
                                    -------------               -------------               -------------
  Balance at December 31            $     760,006               $     751,522               $     541,021
                                    -------------               -------------               -------------

Total Stockholder's Equity at
    December 31                     $   2,925,742               $   2,415,711               $   2,166,345
                                    =============               =============               =============

(1) Disclosure of reclassification amount:                                             2000           1999             1998
                                                                               ------------------------------------------------
Unrealized holding gains (losses) arising during period                             $177,873      ($  233,747)        $22,758
Less: reclassification adjustment for net gains (losses) included in
net income                                                                             2,724           (3,689)          2,427
                                                                               ------------------------------------------------
Net unrealized gains (losses) on securities                                         $175,149      ($  230,058)        $20,331
                                                                               ================================================

         See accompanying Notes to Consolidated Financial Statements.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                                                        Years Ended December 31,
                                                                         ------------------------------------------------------
                                                                             2000                 1999                 1998
                                                                         ------------          -----------          -----------
Cash flows from operating activities:
  Net income......................................................       $    387,682          $   321,565          $   273,351
  Adjustments to reconcile net income to net cash
     Provided by operating activities:
  Depreciation and amortization...................................              2,925                2,337                1,877
  Amortization of bond premium and discount.......................             (5,507)              (4,552)              (1,733)
  Current income taxes............................................             (2,474)              13,798                  270
  Deferred income taxes...........................................             24,667                7,172               11,064
  Deferred acquisition costs......................................            (18,100)             (14,705)             (14,623)
  Unearned premiums, net..........................................             89,944              120,419              102,238
  Losses and loss adjustment expenses.............................             10,379                8,819               13,030
  Ceded reinsurance balances payable..............................             (4,136)               8,452               (2,682)
  Net realized (gains) losses.....................................               (681)               5,675               12,346
  Other, net......................................................             18,973                7,205              (25,241)
                                                                         ------------          -----------          -----------
     Net cash provided by operating activities....................            503,672              476,185              369,897
                                                                         ------------          -----------          -----------
Cash flows from investing activities:
  Proceeds from sales of bonds....................................            638,613            1,235,605            1,127,196
  Proceeds from matured bonds.....................................            119,592              177,870              126,822
  Purchases of bonds..............................................         (1,135,069)          (1,715,372)          (1,616,863)
  Change in short-term investments................................            (11,384)            (113,209)              22,993
  Securities purchased under agreements to resell.................            (25,016)               5,449               (2,965)
  Other, net......................................................             (5,611)              (5,192)              (1,472)
                                                                         ------------          -----------          -----------
     Net cash used in investing activities........................           (418,875)            (414,849)            (344,289)
                                                                         ------------          -----------          -----------
Cash flows from financing activities:
  Dividends paid..................................................            (59,800)             (52,000)             (48,000)
  Capital contribution............................................                 --                   --                9,000
  Short-term financing from affiliates............................             (7,930)              (7,700)              10,283
                                                                         ------------          -----------          -----------
     Net cash used in financing activities........................            (67,730)             (59,700)             (28,717)
                                                                         ------------          -----------          -----------
     Net cash flow................................................             17,067                1,636               (3,109)
Cash and cash pledged as collateral at January 1..................              6,531                4,895                8,004
                                                                         ------------          -----------          -----------
Cash and cash pledged as collateral at December 31................        $    23,598          $     6,531          $     4,895
                                                                         ============          ===========          ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Income taxes.................................................        $    96,116          $    77,456          $    64,618
                                                                         ============          ===========          ===========
     Interest expense on intercompany line of credit..............        $        15          $       661          $       783
                                                                         ============          ===========          ===========


Supplemental disclosure of non-cash financing activities:
  The Company received capital contributions from its parent company in April 1999 and November 1999, in the form of fixed income securities amounting to $101,479 and $107,533, respectively.


         See accompanying Notes to Consolidated Financial Statements.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                            (Dollars in Thousands)


1    BACKGROUND

     Ambac Assurance Corporation ("Ambac Assurance") is a leading provider of financial guarantees for municipal and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Fitch, Inc., and Rating and Investment Information, Inc. Financial guarantees underwritten by Ambac Assurance guarantee payment when due of the principal of and interest on the obligation guaranteed. In the case of a monetary default on the guaranteed bond, payments may not be accelerated by the policyholder without Ambac Assurance's consent. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. ("AFGI"), a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.


2    SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements of Ambac Assurance and subsidiaries (sometimes collectively referred to as the "Company") have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies of the Company are as described below:

CONSOLIDATION:

     The accompanying consolidated financial statements include the accounts of Ambac Assurance and its subsidiaries. The following companies have been consolidated with these financial statements: Ambac Assurance UK Limited, Ambac Credit Products, LLC ("ACP"), Connie Lee Holdings, Inc., Ambac Private Holdings, LLC, and Ambac Financial Services, L.P. ("AFSLP"). All significant intercompany balances have been eliminated.

INVESTMENTS:

     The Company's investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Fair value is based primarily on quotes obtained by the Company from independent market sources. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a component of "Accumulated Other Comprehensive Income (Loss)" in stockholder's equity and are computed using amortized cost as the basis. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds that do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on sales of investments are determined on the basis of specific identification.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)



SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

     Securities purchased under agreements to resell are collateralized financing transactions, and are recorded at their contracted resale amounts, plus accrued interest. The Company takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value. At December 31, 2000 and 1999, collateral underlying securities purchased under agreements to resell had an average credit rating of triple-A and a weighted average maturity of less than 30 days.

PREMIUM REVENUE RECOGNITION:

     Up-front premiums are earned pro-rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. Installment premiums are earned over each installment period, generally one year or less. When a new or secondary market issue insured by Ambac Assurance has been refunded or called, any remaining unearned premium (net of refunding credits, if any) is generally earned at that time.

LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVE:

     The reserve for losses and loss adjustment expenses consists of the active credit reserve ("ACR") and case basis loss and loss adjustment expense reserves. The development of the ACR is based upon estimates of the expected annual levels of debt service defaults resulting from credit failures on currently insured issues that are not presently or imminently in monetary default. When losses occur (actual monetary defaults or defaults which are imminent on guaranteed obligations), case basis loss reserves are established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. The following table summarizes the Company's loss reserves split between case basis loss reserves and ACR at December 31, 2000 and 1999:

                                                                         2000                 1999
                                                                  ------------------------------------------
     Net loss and loss adjustment expense reserves:
         Case basis/(*)/                                               $ 31,034             $ 26,204
         ACR                                                            100,320               94,771
                                                                  ------------------------------------------
     Total                                                             $131,354             $120,975
                                                                  ------------------------------------------

     (*) After netting reinsurance recoverable amounting to $1,091 and $500 in 2000 and 1999, respectively.

     Paid losses, net of salvage received, were $4,622, $2,182 and ($7,030) in 2000, 1999 and 1998, respectively.

     Ambac Assurance's management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not exceed such estimates.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)



DEFERRED ACQUISITION COSTS:

     Certain costs incurred, primarily related to the production of business, have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $22,472, $20,843 and $18,248 for 2000, 1999 and 1998, respectively. Deferred acquisition costs, net of such amortization, amounted to $18,100, $14,705 and $14,623 for 2000, 1999 and 1998, respectively.

DEPRECIATION AND AMORTIZATION:

     Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets, ranging from three to five years, using the straight-line method. Amortization of leasehold improvements and intangibles, including certain computer software licenses, is provided over the estimated useful lives of the respective assets, ranging from three to 10 years, using the straight-line method.

DERIVATIVE CONTRACTS CLASSIFIED AS HELD FOR TRADING PURPOSES:

     The Company, through its affiliate AFSLP, provides interest rate swaps to states, municipalities and their authorities, and other entities in connection with their financings. The Company, through its subsidiary ACP, enters into structured credit derivative transactions with various financial institutions. AFSLP's interest rate swaps and ACP's structured credit derivatives are classified as held for trading purposes. These contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of net fees earned and other income on the Consolidated Statements of Operations. The fair values of interest rate swaps and structured credit derivatives are determined by broker quotes, independent pricing services or valuation models (when broker quotes or pricing services are not available). Contracts are recorded on the Consolidated Balance Sheets on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for interest rate swaps and structured credit derivatives are recorded as other assets or other liabilities on the Consolidated Balance Sheets.

INCOME TAXES:

     Pursuant to a tax sharing agreement, the Company is included in AFGI's consolidated Federal income tax return. The tax sharing agreement provides for the determination of tax expense or benefit based on the contribution of the Company to AFGI's consolidated Federal income tax liability, computed substantially as if the Company filed a separate Federal income tax return. The tax liability due is settled quarterly, with a final settlement taking place after the filing of the consolidated Federal income tax return. The Company files its own state income tax returns.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

     AFGI, through its subsidiaries, provides various postretirement and postemployment benefits, including pension, and health and life benefits covering substantially all employees who meet certain age and service requirements. The Company accounts for these benefits under the accrual method of accounting. Amounts related to the defined benefit pension plan and postretirement health benefits are charged based on actuarial determinations.

STOCK COMPENSATION PLANS:

     The Company participates in AFGI's equity plan. Under this plan, awards are granted to eligible employees of the Company in the form of incentive stock options or other stock-based awards. Other than the tax benefits derived from this plan, pursuant to the tax sharing agreement, no other recognition is given by the Company.

FOREIGN CURRENCY:

Financial statement accounts expressed in foreign currencies are translated into U.S. dollars in accordance with FAS Statement 52 "Foreign Currency Translation" ("FAS 52"). Under FAS 52, functional currency assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet dates and the related translation adjustments are recorded as a separate component of comprehensive income, net of any related taxes. Functional currencies are generally the currencies of the local operating environment. Income statement accounts expressed in functional currencies are translated using average exchange rates. Foreign currency gains and losses arising primarily from transactions in or translation of short-term investment securities and cash denominated in foreign currency are reflected in net income. The Consolidated Statements of Operations include pre-tax losses from such foreign exchange items of $4,809, $841 and $129 for 2000, 1999 and 1998, respectively


ACCOUNTING STANDARDS:

     In June 1998, the Financial Accounting Standards Board issued FAS Statement 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133, as amended by FAS 138 and related implementation guidance (collectively "the Standard"), establishes accounting and reporting standards for derivative instruments and hedging activities. The Company will adopt the Standard on January 1, 2001. The Standard requires the Company to record all of its derivative contracts on the balance sheet at fair value. The recognition of the change in the fair value of such derivative contracts depends on a number of factors, including the intended use of the derivative and the extent to which it is effective as part of a hedge transaction. Currently, both AFSLP and ACP provide derivative contracts held for trading purposes. These derivatives are included on the Consolidated Balance Sheets and the changes in fair value of these derivatives are included as a component of the Company's operating income. Therefore, the Company has determined that the adoption of the Standard will not have an effect on the consolidated financial statements.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     In September 2000, the Financial Accounting Standards Board issued FAS Statement 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FAS 125)" ("FAS 140"). FAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. The statement requires the Company to reclassify certain financial assets pledged as collateral and to disclose certain information about its collateral activities. The Company has implemented FAS 140 as of December 31, 2000. There was no impact on the financial results of the Company other than the reclassification and/or disclosure about certain financial assets pledged or accepted as collateral.


3    INVESTMENTS

     The amortized cost, gross unrealized gains and losses, and estimated fair value of investments in fixed income securities and short-term investments at December 31, 2000 and 1999 were as follows:

                                                                          Gross                Gross             Estimated
                                                    Amortized           Unrealized           Unrealized             Fair
                                                       Cost                Gains               Losses               Value
                                                   ------------        -------------        ------------        ------------
2000
Municipal obligations..........................     $3,206,089         $    140,244          $    17,591         $ 3,328,742
Corporate obligations..........................        422,200               13,398               13,465             422,133
Foreign government obligations.................         36,241                   83                  954              35,370
U.S. government obligations....................         46,396                3,012                    1              49,406
Mortgage and asset-backed securities (includes
 U.S. government agency obligations)...........        259,006                5,581                1,728             262,860

Short-term.....................................        218,505                   --                   --             218,505
                                                    ----------         ------------         ------------         -----------
                                                    $4,188,437         $    162,318         $     33,739         $ 4,317,016
                                                    ==========         ============         ============         ===========

                                                                           Gross               Gross              Estimated
                                                     Amortized           Unrealized          Unrealized              Fair
                                                       Cost                Gains               Losses               Value
                                                    -----------        -------------        ------------         -----------
1999
Municipal obligations..........................     $ 3,046,162        $      40,986        $   163,618          $ 2,923,530
Corporate obligations..........................         413,119                8,156              19,818             401,457
Foreign government obligations.................          19,544                   85                 585              19,044
U.S. government obligations....................          61,620                  778               1,481              60,917
Mortgage and asset-backed securities (includes
 U.S. government agency obligations)...........         116,701                  546               6,226             111,021

Short-term.....................................         207,121                   --                  --             207,121
                                                    -----------        -------------        ------------         -----------
                                                    $ 3,864,267        $      50,551        $    191,728         $ 3,723,090
                                                    ===========        =============        ============         ===========

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     The amortized cost and estimated fair value of fixed income securities and short-term investments at December 31, 2000, by contractual maturity, were as follows:

                                                                          Amortized               Estimated
                                                                            Cost                  Fair Value
                                                                      -----------------       ------------------
2000
Due in one year or less........................................       $         321,868       $          323,181
Due after one year through five years..........................                 369,615                  379,939
Due after five years through ten years.........................                 320,208                  333,300
Due after ten years............................................               2,917,740                3,017,736
                                                                      -----------------       ------------------
                                                                              3,929,431                4,054,156
Mortgage and asset-backed securities (includes U.S. government
 agency obligations)...........................................                 259,006                  262,860
                                                                      -----------------       ------------------
                                                                      $       4,188,437       $        4,317,016
                                                                      =================       ==================

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Securities carried at $5,793 and $5,442 at December 31, 2000 and 1999 respectively, were deposited by the Company with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

     Net investment income of the Company comprised the following:

                                                                  2000                    1999                    1998
                                                              -------------           -------------           -------------
Fixed income securities...................................    $     232,876           $     202,804           $     181,437
Short-term investments....................................           10,765                   8,193                   8,208
                                                              -------------           -------------           -------------
   Total investment income................................          243,641                 210,997                 189,645
Investment expense........................................           (1,733)                 (1,311)                 (3,386)
                                                              -------------           -------------           -------------
   Net investment income..................................    $     241,908           $     209,686           $     186,259
                                                              =============           =============           =============

     The Company had gross realized gains of $9,633, $8,050 and $17,186 for 2000, 1999 and 1998, respectively, and gross realized losses of $8,952, $13,725 and $29,532 for 2000, 1999 and 1998, respectively. Gross realized gains and losses in 1998 include amounts related to a trading position, which represented a small portion of the Company's assets, containing high quality municipal bonds hedged with treasury futures. The gains were $2,967 and losses were $19,047.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     4  REINSURANCE

     In the ordinary course of business, the Company cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

                                                                    Year Ended December 31,
                          -----------------------------------------------------------------------------------------------------
                                       2000                                 1999                              1998
                          ------------------------------       -------------------------------     ----------------------------
                            Written            Earned             Written            Earned          Written          Earned
                          -----------       ------------       ------------       ------------     ------------    ------------
Direct................      $442,714           $338,139          $425,213            $291,983         $339,432       $240,791
Assumed...............        42,971             32,530            24,573              19,161           27,359          7,367
Ceded.................       (80,789)           (56,162)          (61,845)            (43,788)         (49,563)       (33,135)
                          -----------       ------------       -----------        ------------     -----------      -----------
Net premiums..........      $404,896           $314,507          $387,941            $267,356         $317,228        $215,023
                          ===========       ============       ===========        ============     ============     ===========

     The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to the Company under the existing reinsurance agreements, the Company would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurer insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. As of December 31, 2000, the Company held letters of credit and collateral amounting to approximately $249,166 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts. There were no reinsurance recoverables on paid losses as of December 31, 2000 and 1999. As of December 31, 2000, prepaid reinsurance of approximately $171,341 was associated with the Company's three largest reinsurers. The Company pledged cash and fixed income securities to foreign insurers of $9,386 and $9,450 at December 31, 2000 and 1999, respectively, related to business assumed from those insurers.

     From 1995 to March 2000, Ambac Assurance and MBIA Insurance Company ("MBIA") marketed financial guarantees outside of the United States via an unincorporated joint venture, MBIA.AMBAC International (the "Joint Venture"). Under the Joint Venture, financial guarantee policies were issued separately by each of the companies. While retaining the right to act individually, each company had the opportunity to reinsure up to 50 percent of the international financial guarantee business written by the other company as part of the Joint Venture. In 2000, Ambac Assurance and MBIA restructured their Joint Venture arrangement. While Ambac Assurance and MBIA continued having reciprocal reinsurance arrangements for international business in 2000, the companies marketed and originated financial guarantees independently.

     Assumed premiums written from MBIA under this reinsurance arrangement were $37,384, $24,503 and $18,715 in 2000, 1999 and 1998, respectively. Ceded premiums written to MBIA were $36,807, $27,418 and $15,505 in 2000, 1999 and 1998, respectively.

5    COMMITMENTS AND CONTINGENCIES

     The Company is responsible for leases on the rental of office space, principally in New York City. The lease agreements, which expire periodically through September 2019, contain provisions for scheduled

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amount in Thousands)

periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

                                                                     Amount
                                                                ---------------
     2001...................................................      $   5,708
     2002...................................................          5,630
     2003...................................................          5,642
     2004...................................................          5,655
     2005...................................................          5,668
     All later years........................................         81,792
                                                                ---------------
                                                                  $ 110,095
                                                                ===============

     Rent expense for the aforementioned leases amounted to $5,549, $5,298 and $5,097 for the years ended December 31, 2000, 1999 and 1998, respectively.

6    INSURANCE REGULATORY


     Ambac Assurance is subject to the insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

     Ambac Assurance's ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin (the "Wisconsin Commissioner"). Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders' surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Based upon these restrictions, at December 31, 2000, the maximum amount that will be available during 2001 for payment of dividends by Ambac Assurance is approximately $165,000. Ambac Assurance paid cash dividends of $59,800, $52,000 and $48,000 on its common stock in 2000, 1999 and 1998, respectively.

     The New York Financial Guarantee Insurance Law establishes single risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Such limits are specific to the type of insured obligation (for example, municipal or asset-backed). The limits compare the insured net par outstanding or average annual debt service, as applicable, net of reinsurance and collateral, for a single risk to the insurer's qualified statutory capital, which is defined as the sum of the insurer's policyholders' surplus and contingency reserves. As of December 31, 2000 and 1999, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.

     Statutory capital and surplus differs from stockholder's equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, deferred income taxes and investment carrying values differently.

     The following is a reconciliation of consolidated stockholder's equity presented on a GAAP basis for the Company and its consolidated subsidiaries to statutory capital and surplus for Ambac Assurance Corporation:

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amount in Thousands)


                                                                           For the Years Ended December 31,
                                                                        --------------------------------------
                                                                             2000                    1999
                                                                        ---------------         --------------
Ambac Assurance Corporation GAAP stockholder's equity...............      $  2,925,742            $  2,415,711

     Mandatory contingency reserve..................................        (1,080,748)               (917,152)
     GAAP loss reserves.............................................           100,320                  94,771
     Unearned premium reserve.......................................          (306,874)               (267,233)
     Deferred acquisition costs.....................................          (151,675)               (135,105)
     Income taxes...................................................           147,108                  27,860
     Tax and loss bonds.............................................           128,371                 120,971
     Unrealized gains (losses) on investments.......................          (131,011)                138,396
     Statutory goodwill, net of amortization........................            28,744                  32,850
     Other..........................................................            (4,826)                 (7,766)
                                                                        ---------------         ---------------
Statutory capital and surplus.......................................      $  1,655,151            $  1,503,303
                                                                        ===============         ===============

     Statutory net income was $381,328, $262,756 and $271,808 for 2000, 1999 and
1998, respectively.

     Effective January 1, 2001 the National Association of Insurance Commissioners' ("NAIC") codified statutory accounting principles ("SAP") shall be adopted by all U.S. insurance companies. The purpose of such codification is to provide a comprehensive basis of accounting and reporting to insurance departments. Although codification is expected to be the foundation of a states statutory accounting practice, it may be subject to modification by practices presented or permitted by a state's insurance commissioner. Therefore, statutory financial statements will continue to be prepared on the basis of accounting practices prescribed or permitted by the insurance department of the state of domicile. Ambac Assurance has determined that the adoption of the codification does not have a material effect on its statutory capital.

     7  INCOME TAXES

     The total effect of income taxes on income and stockholder's equity for the years ended December 31, 2000 and 1999 was as follows:

                                                                                   2000                  1999
                                                                             ----------------       ---------------
Total income taxes charged to income................................            $   128,136            $ 102,724
                                                                             ----------------       ---------------
Income taxes charged (credited) to stockholder's equity:
  Unrealized gains (losses) on bonds................................                 94,311             (123,877)
  Exercise of stock options.........................................                 (8,484)              (1,489)
                                                                            -----------------       ---------------
     Total charged (credited) to stockholder's equity...............                  85,827            (125,366)
                                                                            -----------------       ---------------
Total effect of income taxes........................................            $    213,963            ($22,642)
                                                                            =================       ===============

     The tax provisions in the accompanying consolidated statements of operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amount in Thousands)


                                2000               %                1999                %               1998               %
                            ------------     -------------     --------------     -------------     -------------     -------------
Computed expected tax at
 statutory rate...........    $180,536             35.0%          $148,501              35.0%          $124,004              35.0%

Reductions in expected
tax resulting from:

Tax-exempt interest.......     (50,479)            (9.8)           (43,136)            (10.2)           (38,821)            (10.9)

Other, net................      (1,921)            (0.4)            (2,641)             (0.6)            (4,238)             (1.2)
                            ------------     -------------     --------------     -------------     -------------     -------------

Income tax expense........    $128,136             24.8%          $102,724              24.2%            $ 80,945            22.9%
                            ============     =============     ==============     =============     =============     =============


     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2000 and 1999 are presented below:

                                                                           2000             1999
                                                                      -------------    --------------
               Deferred tax liabilities:
                  Contingency reserve.............................       $163,957          $153,613
                  Unrealized gains on bonds.......................         44,899                --
                  Deferred acquisition costs......................         53,133            47,287
                  Unearned premiums...............................         50,617            43,319
                  Other...........................................          9,281             5,714
                                                                      -------------    --------------
                    Total deferred tax liabilities................        321,887           249,933
                                                                      -------------    --------------
               Deferred tax assets:
                  Tax and loss bonds..............................        128,371           120,971
                  Unrealized losses on bonds......................             --            49,412
                  Loss reserves...................................         35,281            33,339
                  Alternative minimum tax credit carryforward.....          2,468             9,896
                  Amortization and depreciation...................          1,308             1,139
                  Compensation....................................          4,613             3,818
                  Other...........................................          3,007             3,498
                                                                      -------------    --------------
                    Sub-total deferred tax assets.................        175,048           222,073
                  Valuation allowance.............................             --                --
                                                                      -------------    --------------
                    Total deferred tax assets.....................        175,048           222,073
                                                                      -------------    --------------
                    Net deferred tax liabilities..................       $146,839          $ 27,860
                                                                      =============    ==============

     The Company believes that no valuation allowance is necessary in connection with the deferred tax assets.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amount in Thousands)



     8  EMPLOYEE BENEFITS

     Pensions:

     AFGI has a defined benefit pension plan covering substantially all employees of the Company. The benefits are based on years of service and the employee's highest salary during five consecutive years of employment within the last ten years of employment. AFGI's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date but also for those expected to be earned in the future.

     The table below sets forth a reconciliation of AFGI's beginning and ending projected benefit obligation, beginning and ending balances of the fair value of plan assets, and the funded status of AFGI's plan as of December 31, 2000 and 1999:

                                                                                     2000                     1999
                                                                                 -------------            -------------
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year.....................         $  11,201                $  12,433
Service cost..........................................................               892                      979
Interest cost.........................................................               829                      783
Actuarial loss (gain).................................................                20                   (2,702)
Benefits paid.........................................................              (273)                    (292)
                                                                             -------------            -------------
Projected benefit obligation at end of year...........................         $  12,669                $  11,201
                                                                             -------------            -------------

Change in Plan Assets:
Fair value of plan assets at beginning of year........................         $  12,841                $  10,934
Actual return on plan assets..........................................              (611)                   1,679
AFGI contributions....................................................                --                      520
Benefits paid.........................................................              (273)                    (292)
                                                                             -------------            -------------
Fair value of plan assets at end of year..............................         $  11,957                $  12,841
                                                                             -------------            -------------

Funded status.........................................................
Unrecognized net gain.................................................        ($     712)               $   1,640
Unrecognized prior service cost.......................................              (916)                  (2,615)
Unrecognized net transition asset.....................................              (781)                    (931)
                                                                                      --                       (1)
                                                                             -------------            -------------
Pension liability.....................................................        ($   2,409)              ($   1,907)
                                                                             =============            =============

     AFGI's net pension costs for the years ended December 31, 2000, 1999 and 1998 included the following components:

                                                                       2000                    1999                 1998
                                                                 --------------           --------------       --------------
Service cost.................................................       $   892                   $ 979                 $ 807
Interest cost on expected benefit obligation.................           829                     783                   684
Expected return on plan assets...............................        (1,056)                   (893)                 (793)
Amortization of unrecognized transition asset................            --                      (3)                   (3)
Amortization of prior service cost...........................          (151)                   (151)                 (165)
Recognized net actuarial (gain) loss.........................           (12)                     39                    15
                                                                 --------------           --------------       --------------
Net periodic pension cost....................................       $   502                   $ 754                 $ 545
                                                                 ==============           ==============       ==============

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     Pension expense is allocated to each of AFGI's subsidiaries based on percentage of payroll. Pension expense recorded by the Company amounted to $375, $553 and $391 in 2000, 1999 and 1998, respectively.

     The discount rate used in the determination of the actuarial present value for the projected benefit obligation was 7.50% for both 2000 and 1999. The expected long-term rate of return on assets was 9.25% for both 2000 and 1999. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% for both 2000 and 1999.

     Substantially all employees of AFGI and its subsidiaries are covered by a defined contribution plan (the "Savings Incentive Plan"), for which contributions and costs are determined as 6% of each eligible employee's eligible base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary made by eligible employees to the Savings Incentive Plan. The total cost of the Savings Incentive Plan to Ambac Assurance was $1,940, $1,695 and $1,299 in 2000, 1999 and 1998, respectively.

     Annual Incentive Program:

     AFGI has an annual incentive program that provides for awards to officers and employees based upon predetermined criteria. The Company's cost of the program for the years ended December 31, 2000, 1999 and 1998 amounted to $21,055, $16,106 and $13,877, respectively.

     Postretirement Health Care and Other Benefits:

     AFGI provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded.

     The Company's postretirement benefits expense was $328, $456 and $275 in 2000, 1999 and 1998, respectively. AFGI's unfunded accumulated postretirement benefit obligation was $2,473, and the accrued postretirement liability was $2,551 as of December 31, 2000.

     The assumed health care cost trend rates range from 7.4% in 2000, decreasing ratably to 5.5% in 2003, and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase AFGI's accumulated postretirement benefit obligation at December 31, 2000 by $563 and AFGI's 2000 benefit expense by $118. The weighted average discount rate used to measure the accumulated postretirement benefit obligation and 2000 expense was 7.5%.

9    GUARANTEES IN FORCE

     The par amount of bonds guaranteed, for non-affiliates, was $313,475,000 and $273,080,000 at December 31, 2000 and 1999, respectively. The par amount of bonds guaranteed, for non-affiliates, net of reinsurance, was $276,252,000 and $240,307,000 at December 31, 2000 and 1999, respectively. As of December 31, 2000 and 1999, the guarantee portfolio was diversified by type of insured bond as shown in the following table:

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)

                                                                                  Net Par Amount Outstanding
                                                                          -------------------------------------------
(Dollars in Millions)                                                            2000                    1999
                                                                          ------------------      -------------------
Municipal finance:
  Lease and tax-backed revenue.....................................       $           46,292      $            40,874
  General obligation...............................................                   39,432                   39,777
  Utility revenue..................................................                   28,504                   28,867
  Health care revenue..............................................                   17,837                   18,628
  Investor-owned utilities.........................................                   10,560                    9,393
  Transportation revenue...........................................                   10,496                   10,247
  Higher education.................................................                    9,603                    9,172
  Housing revenue..................................................                    7,146                    7,033
  Student loans....................................................                    6,375                    5,474
  Other............................................................                    4,065                    3,550
                                                                          ------------------       ------------------
     Total municipal finance.......................................                  180,310                  173,015
                                                                          ------------------       ------------------
Structured finance:
  Mortgage-backed and home equity..................................                   38,215                   33,294
  Asset-backed and conduits........................................                   22,121                   16,398
  Other............................................................                    4,324                    3,270
                                                                          ------------------       ------------------
     Total structured finance......................................                   64,660                   52,962
                                                                          ------------------       ------------------
International finance:
  Structured credit derivatives....................................                   15,313                    2,110
  Asset-backed and conduits........................................                    8,595                    6,023
  Utilities........................................................                    1,803                    1,188
  Mortgage-backed and home equity..................................                    1,364                    1,172
  Sovereign/sub-sovereign..........................................                    1,123                    1,097
  Other............................................................                    3,084                    2,740
                                                                          ------------------       ------------------
     Total international finance...................................                   31,282                   14,330
                                                                          ------------------       ------------------
                                                                          $          276,252       $          240,307
                                                                          ==================       ==================

     As of December 31, 2000 and 1999, the international guarantee portfolio is shown in the following table by location of risk:

                                                 Net Par Amount Outstanding
                                            ------------------------------------
     (Dollars in Millions)                       2000                  1999
                                            --------------        --------------

     United Kingdom.......................  $        3,103               $ 2,416
     Australia............................           1,382                   722
     Japan................................           1,167                 1,485
     France...............................             765                   738
     Mexico...............................             608                   569
     Internationally diversified..........          20,962                 5,686
     Other international..................           3,295                 2,714
                                            --------------        --------------
                                            $       31,282        $       14,330
                                            ==============        ==============

     Internationally diversified includes structured credit derivatives and other guarantees with multiple locations of risk and includes components of domestic exposure.

     Direct financial guarantees in force (principal and interest) were $480,631,000 and $430,536,000 at December 31, 2000 and 1999, respectively. Net financial guarantees in force (after giving effect to reinsurance) were $418,386,000 and $374,484,000 as of December 31, 2000 and 1999, respectively.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     In the United States, California was the state with the highest aggregate net par amount in force, accounting for 9.1% of the total at December 31, 2000, followed by New York at 5.8%, Pennsylvania at 5.3% and Florida at 5.1%. No other state accounted for more than four percent. The highest single insured risk represented less than 1% of aggregate net par amount insured.

10   FAIR VALUES OF FINANCIAL INSTRUMENTS HELD FOR PURPOSES OTHER THAN TRADING

     The following fair value amounts were determined by using independent market information when available, and appropriate valuation models when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating market values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Investments: The fair values of fixed income investments are based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes.

     Short-term investments, other investments and cash: The fair values are assumed to approximate amortized cost.

     Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell is assumed to approximate carrying value.

     Liability for net financial guarantees written: The fair value of the liability for those financial guarantees written related to new issue and secondary market exposures is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve, less an estimated ceding commission thereon.

     Certain other financial guarantee insurance policies have been written on an installment basis, where the future premiums to be received by the Company are determined based on the outstanding exposure at the time the premiums are due. The fair value of Ambac Assurance's liability under its installment premium policies is measured using the present value of estimated future installment premiums, less an estimated ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure Ambac Assurance's liability under these policies.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     The carrying amount and estimated fair value of financial instruments are presented below:

                                                                 As of December 31,
                                           -------------------------------------------------------------
                                                        2000                            1999
                                           -----------------------------     ---------------------------
(Dollars in Millions)                       Carrying      Estimated Fair     Carrying     Estimated Fair
                                             Amount           Value            Amount         Value
                                           ----------     --------------     ---------    --------------
Financial assets:
Fixed income securities...............     $    4,099       $    4,099       $   3,516    $        3,516
Short-term investments................            219              219             207               207
Other investments.....................              1                1              --                --
Cash..................................             12               12               7                 7
Cash pledged as collateral............             12               12              --                --
Securities purchased under agreements
 to resell............................             25               25              --                --

Liability for financial guarantees
 written:
  Gross (up-front)....................          1,556            1,089           1,442             1,009
  Net  (up-front).....................          1,314              920           1,224               857
  Gross installment premiums..........             --              653              --               454
  Net installment premiums............             --              535              --               369

11   FINANCIAL INSTRUMENTS CLASSIFIED AS HELD FOR TRADING PURPOSES

     The Company, through its affiliate AFSLP, is a provider of interest rate swaps to states, municipalities and their authorities and other entities in connection with their financings. AFSLP is subject to basis risk (the relationship between tax-exempt and taxable interest rates). If actual or projected tax-exempt interest rates change in relation to taxable rates, the Company will experience a mark-to-market gain or loss. The AFSLP swap portfolio is classified as held for trading purposes.

     ACP enters into structured credit derivative transactions. If credit spreads of the underlying obligations change, the market value of the related structured credit derivative could change. As such, ACP could experience a mark-to-market gain or loss. Market liquidity could also impact valuations. Changes in credit spreads are generally caused by changes in the market's perception of the credit quality of the underlying obligations. The majority of ACP's contracts are partially hedged with various financial institutions or structured with first loss protection provided by the counterparty. Such structuring mitigates ACP's risk of loss and the price volatility of these financial instruments. These structured credit derivatives require ACP to make payments upon the occurrence of certain defined credit events relating to an underlying obligation (generally a fixed income obligation). The ACP credit derivative portfolio is classified as held for trading purposes.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     The following table summarizes information about the Company's financial instruments held for trading purposes as of December 31, 2000 and 1999:

                                        Net Estimated Fair Value                 Average Net Fair Value
                                  ----------------------------------     ------------------------------------
                                                                                                                       Notional
                                      Assets            Liabilities           Assets            Liabilities             Amount
                                  --------------     ---------------     ---------------     ----------------    ------------------
2000:
Derivative financial
 instruments:
 Interest rate swaps..........          $164,901            $126,147            $142,894             $101,385           $ 9,060,623
 Structured credit derivatives            23,980              29,980              28,893               30,967            27,152,517
 Futures contracts............                --                  --                  --                   --               461,500
1999:
Derivative financial
 instruments:
 Interest rate swaps..........          $177,369            $129,695            $136,008             $ 96,509           $ 6,321,400
 Structured credit derivatives            27,704              27,438              13,572               13,069             6,315,954
 Futures contracts............                --                  --                  --                   --               751,700

     Financial instruments held for trading purposes are carried at estimated fair value. The aggregate amount of revenue recognized from derivative financial instruments classified as held for trading purposes was $32,456, $20,301 and $825 for 2000, 1999 and 1998, respectively. Average net fair values were calculated based on average monthly net fair values. Notional principal amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.

12   LINES OF CREDIT

     AFGI and Ambac Assurance have a revolving credit facility with three major international banks for $150,000, which expires in August 2001 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 2000 and 1999, no amounts were outstanding under this credit facility.

     Ambac Assurance maintains third-party capital support in the form of seven-year irrevocable limited recourse credit facilities from a group of highly rated banks. These credit facilities provide liquidity to Ambac Assurance in the event claims from municipal and certain structured obligations in its covered portfolio exceed specified levels. Repayments of amounts drawn under the credit facilities are limited primarily to the amount of any recoveries of losses related to policy obligations in the covered portfolio. During 2000, such third-party capital support was increased from $750,000 to $800,000 and its expiration reset to December 2007. As of December 31, 2000 and 1999, no amounts were outstanding under these credit facilities.

     ACP has a revolving credit facility with one major international bank for $50,000, which expires in June 2001, and provides for three-year term loans. The facility is available to ACP for general corporate purposes, including the settlement of transactions related to credit derivative instruments. The credit facility became effective on July 1, 1999. As of December 31, 2000 and 1999, no amounts were outstanding under this credit facility.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


13   RELATED PARTY TRANSACTIONS

     During 2000 and 1999, Ambac Assurance guaranteed the timely payment of principal and interest on obligations under investment agreements and investment repurchase agreements issued by its affiliates. As of December 31, 2000 and 1999, the aggregate amount of investment agreements and investment repurchase agreements insured was $4,241,871 and $5,503,818, respectively, including accrued interest. These guarantees are collateralized by investment securities, accrued interest receivable, securities purchased under agreements to resell and cash and cash equivalents, which as of December 31, 2000 and 1999, had a fair value of $4,235,073 and $5,358,300, respectively, in the aggregate. During 2000 and 1999, Ambac Assurance recorded gross premiums written of $2,542 and $4,463, and net premiums earned of $3,185 and $2,850, respectively, related to these agreements.

     During 2000, several interest rate swap transactions were executed between AFSLP and its affiliates (other than Ambac Assurance), while during 1999 there were none. As of December 31, 2000 and 1999, these contracts had an outstanding notional amount of approximately $112,006 and $60,660, respectively. As of December 31, 2000 and 1999, AFSLP recorded a positive fair value of $4,909 and $888, respectively, related to these transactions.

     AFSLP had a $25 million line of credit with AFGI. The line was available through August 1, 2000. The purpose of this line was to fund short-term liquidity needs of AFSLP's operations. Interest on borrowings was payable at rates which vary according to the terms. Outstanding borrowings under the line were $0 and $7,930 as of December 31, 2000 and 1999, respectively.